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EXHIBIT 11

EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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                                                                                      Three Months Ended        Six Months Ended
                                                                                          December 31,            December 31,
                                                                                 ---------------------------------------------------
                                                                                      2000         1999         2000        1999

SHARES USED IN DETERMINING BASIC
    EARNINGS PER SHARE:


Weighted average common shares outstanding                                          4,750,682    4,846,476    4,803,413    4,846,476
                                                                                    =========    =========    =========    =========

SHARES USED IN DETERMINING DILUTED
    EARNINGS PER SHARE:

Weighted average common shares outstanding                                          4,750,682    4,846,476    4,803,413    4,846,476

Net effect of stock options based on the treasury stock method using the
average market price during the period                                                 14,546      100,640       27,800       97,591
                                                                                    ---------    ---------    ---------    ---------

Total weighted average common and common equivalent shares outstanding              4,765,228    4,947,116    4,831,213    4,944,067
                                                                                    =========    =========    =========    =========
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